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HEALTH MANAGEMENT SYSTEMS, INC.
401 Park Avenue South                                  [HEALTH MANAGEMENT
New York, New York 10016                                   SYSTEMS LOGO]
(212) 685-4545
(212) 857-5004 (fax)

                                 PRESS RELEASE

Release:        March 3, 2003

Contact:        Kathy L. Arendt, Corporate Secretary
                (212) 857-5486
                (212) 857-5973 (fax)
                E-Mail: ir@hmsy.com
                www.hmsholdings.com

HEALTH MANAGEMENT SYSTEMS, INC. COMPLETES FORMATION OF HOLDING COMPANY

New York, NY, March 3, 2003 - Health Management Systems, Inc. today announced the implementation of a holding company structure, effective immediately. The holding company, HMS Holdings Corp., exchanged shares of its common stock on a one-for-one basis for the outstanding common stock of HMS pursuant to an Agreement and Plan of Merger that was approved by shareholders on February 27, 2003. The adoption of the holding company structure constituted a reorganization with no change in ownership interests and no dilutive impact to the shareholders of HMS. HMS Holdings Corp. common stock will trade on NASDAQ under the symbol HMSY with no interruption in trading.

Health Management Systems, Inc. is now a wholly-owned subsidiary of HMS Holdings Corp. and will continue to operate its Payor Services business, a national leader in providing third party liability recovery and revenue maximization services to State Medicaid agencies.

The company's former Provider Services division, which specializes in outsourcing hospital business office functions, is now called Accordis, and will also operate as a wholly-owned subsidiary of HMS Holdings Corp. "Healthcare providers continually face the challenge of reducing operating and administrative costs while expanding services to patients," said William F. Miller III, Chairman and Chief Executive Officer. "By operating as a separate and distinct business, Accordis is better positioned to support the growing needs of healthcare providers looking to increase revenue, accelerate cash, and reduce expenses through revenue cycle solutions."

Accordis's business office clients include The George Washington University Hospital, the New York City Fire Department, the Los Angeles County Department of Health Services, the California Department of Veterans Affairs, Allina Health System, Bon Secours Health System, Louisiana State University-Health Care Services Division, The New York and Presbyterian Hospital and many other leading public, voluntary, and for-profit institutions.


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HMSY furnishes information-based revenue enhancement and business office outsourcing services to healthcare providers and payors. We help our clients increase revenue, accelerate reimbursement and reduce operating and administrative costs.
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